UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 20, 2007

GENCO SHIPPING & TRADING LIMITED
(Exact Name of Registrant as Specified in Charter)

Republic of the Marshall Islands	000-28506	98-043-9758
(State or Other Jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

299 Park Avenue 20th Floor (Address of Principal Executive Offices)	10171 (Zip Code)

Registrant’s telephone number, including area code:  (646) 443-8550

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (seeGeneral Instruction A.2. below):

❒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❒	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❒	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.    Completion of Acquisition or Disposition of Assets

On December 20, 2007, the Company completed the acquisition of the Genco Predator, a 2005-built Supramax vessel, and the Genco Hunter, a 2007-built Supramax vessel, from affiliates of Evalend Shipping Co. S.A. The Company had agreed to buy the vessels under the terms of agreements that the Company entered into with such affiliates on August 10 and 13, 2007.   The Company paid a total purchase price of approximately $137 million for such vessels, which the Company financed with borrowings under its $1.4 billion credit facility.  The Genco Predator is currently on charter with Intermare Transport GmbH at a rate of $22,500 per day, less a 4.5% third party brokerage commission, and is expected to be delivered to the charterer by December 22, 2007.  The charter is due to expire between January 2008 and March 2008.  The Genco Hunter is expected to be delivered to its charterer, Pacific Basin Chartering Ltd., by December 22, 2007 to commence a time charter for 2.5 to 5 months at a rate of $65,000 per day, less a 5% third party brokerage commission.

A copy of the Company’s press release announcing the delivery of these vessels to the Company is attached hereto as Exhibit 99.1 and incorporated into this Item 2.01 by reference.

Item 9.01.    Financial Statements and Exhibits.

(d)   Exhibits

Exhibit No.   Description

99.1        Press Release dated December 21, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Genco Shipping & Trading Limited has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                GENCO SHIPPING & TRADING LIMITED

                DATE:  December 21, 2007

                /s/ John C. Wobensmith
                John C. Wobensmith
                Chief Financial Officer

EXHIBIT INDEX

Exhibit No.   Description

99.1        Press Release dated December 21, 2007.